Exhibit 99.1

Coach, Inc. Reports Fiscal 2016 Third Quarter Results; Returns to Growth across Key Financial Metrics

  Third Quarter Net Sales Increased 13% Over Prior Year In Constant Currency; Up 11% On A Reported Basis
  Third Quarter Non-GAAP Earnings Per Share was $0.44, up 23%; Third Quarter GAAP Earnings Per Share was $0.40, up 27%
  Outlines Operational Efficiency Initiatives
  Maintains Consolidated Full Year 2016 Guidance; On Track to Return to Positive North America Comparable Store Sales in the Fourth Quarter

NEW YORK--(BUSINESS WIRE)--April 26, 2016--Coach, Inc. (NYSE:COH) (SEHK:6388), a leading New York design house of modern luxury accessories and lifestyle brands, today reported third quarter results for the period ended March 26, 2016.

Victor Luis, Chief Executive Officer of Coach, Inc., said, “We are very pleased with our third quarter performance, highlighted by a return to growth for the Coach brand, driving overall operating profit growth. Our performance was in line with expectations and reflected the consistent execution of the transformation initiatives put into place nearly two years ago, in spite of volatile tourist spending flows, as well as macroeconomic and promotional headwinds. Both our retail and outlet stores in North America sequentially improved from the holiday quarter and e-commerce was an overall contributor as well. Our international businesses posted strong growth on a constant currency basis, highlighted by double-digit increases in Mainland China and Europe, as well as sales gains in Japan and Other Asia. Taken together, we are delighted with how our plan for the Coach brand continues to unfold and is driving improvement across our financial metrics. We are on track to return to positive comps in North America in the fourth quarter and to achieve an inflection in our profitability.”

“We were also very pleased with the overall contribution of Stuart Weitzman during the quarter, and are excited to announce the purchase of the brand’s Canadian distributor, which is expected to close in the fourth quarter and will have an immaterial impact on this year’s results. Importantly, as we anniversary the acquisition of Stuart Weitzman in May, we see significant potential for the brand longer term and are delighted with its integration, which speaks to our ability to operate as a multi-brand company.”

In addition, the Company today announced a series of operational efficiency initiatives focused on creating an agile and scalable business model. In aggregate, the Company expects to incur pre-tax charges associated with these actions of approximately $65-$80 million, which will be reflected beginning in the fourth quarter of fiscal 2016, and will be substantially complete by the end of fiscal 2017. The significant majority of these charges will be recorded within SG&A expenses. These charges are associated with organizational efficiency, primarily related to the reduction of corporate staffing levels globally, as well as accelerated depreciation, mainly associated with information systems retirement, technology infrastructure charges related to the initial costs of replacing and updating our core technology platforms, and international supply chain and office location optimization. Combined with other key measures previously implemented under the Company’s Transformation Plan, these initiatives are expected to enable the Company to reach its previously stated goal of about a 20% operating margin for the Coach brand in Fiscal Year 2017, despite increased category and macroeconomic uncertainty, while continuing to invest in its growth strategies across product, store and marketing.

Mr. Luis added, “These actions will allow us to emerge as a brand-led company with fewer layers, larger spans of responsibility and a consistent global voice across merchandising and marketing. In keeping with this goal, we are also making changes to streamline and reinforce our leadership team. Andre Cohen is being promoted to President, North America and Global Marketing, adding North America Wholesale as well as Global Marketing, Customer Experience and Digital to his responsibilities. Todd Kahn is being promoted to President, Chief Administrative Officer and Secretary and will expand his scope to include Information Technology, Supply Chain, Global Environments and Procurement. With these changes, Gebhard Rainer, President and Chief Operating Officer and David Duplantis, President, Global Marketing, Digital & Customer Experience will be leaving the Company. We thank both Gebhard and David for their many accomplishments and service to Coach.”

Overview of Third Quarter 2016 Consolidated, Coach, Inc. Results:

  Net sales totaled $1.03 billion for the third fiscal quarter, compared with $929 million reported in the same period of the prior year, an increase of 11%. On a constant currency basis, total sales increased 13% for the period.
  Gross profit totaled $713 million versus $665 million a year ago on both a non-GAAP and reported basis, an increase of 7%, while gross margin was 69.0% versus 71.6%.
  SG&A expenses totaled $561 million compared to $519 million in the prior year on a non-GAAP basis, an increase of 8%. As a percentage of net sales, SG&A totaled 54.3% on a non-GAAP basis, compared to 55.8% in the year-ago quarter. On a reported basis, SG&A expenses were $579 million or 56.0% of sales as compared to $542 million or 58.3% on a reported basis in the year ago period.
  Operating income for the quarter on a non-GAAP basis totaled $152 million compared to $146 million in the prior year, while operating margin was 14.7% versus 15.8%. On a reported basis, operating income was $134 million compared to $124 million in the prior year, while operating margin was 13.0% versus 13.3%.
  Net interest expense was $7 million in the quarter as compared to $1 million in the year ago period.
  Net income for the quarter on a non-GAAP basis totaled $124 million, with earnings per diluted share of $0.44. This included a contribution of $5 million or $0.02 per share from Stuart Weitzman. This compared to non-GAAP net income in the third quarter of FY15 of $100 million with earnings per diluted share of $0.36. On a GAAP basis, net income for the quarter was $112 million with earnings per diluted share of $0.40 including a contribution of $3 million or $0.01 per share from Stuart Weitzman. This compared to prior year GAAP net income of $88 million or $0.32 earnings per diluted share.

Coach Brand Third Quarter of 2016 Results:

  Net sales for the Coach brand totaled $954 million for the third fiscal quarter, compared with $929 million reported in the same period of the prior year, an increase of 3%. On a constant currency basis, total sales increased 4% for the period.

Third fiscal quarter sales results in each of Coach’s primary segments were as follows:

  Total North American Coach brand sales increased 1% on a reported basis for the quarter to $499 million from $493 million last year, and increased 2% on a constant currency basis, reflecting continued sequential improvement. North American direct sales rose 1% on a dollar basis and 2% on a constant currency basis for the quarter, with flat comparable store sales including the slightly positive impact of e-commerce, which contributed less than one percentage point given the Company has now fully anniversaried the reduction in eOutlet events. As expected, at POS, sales at North American department stores declined at a mid-single-digit rate versus prior year given the lack of clearance inventory, while net sales into department stores rose slightly.
  International Coach brand sales rose 5% to $448 million on a reported basis, from $428 million last year. On a constant currency basis, International sales rose 7% with growth across all regions. Total China sales rose 2% in constant currency and declined 2% in dollars with double-digit growth and positive comparable store sales on the Mainland offset in part by continued weakness in Hong Kong and Macau. In Japan, sales rose 7% in constant currency, despite a decrease in square footage, while dollar sales rose 8%, reflecting the stronger yen. Sales for the remaining directly operated businesses in Asia posted solid growth in constant currency but rose slightly in dollars, while Europe remained very strong, growing at a double-digit pace driven by both comparable store sales and distribution increases. At POS, sales in international wholesale locations increased moderately, driven by strong domestic performance offset in part by relatively weaker tourist location results. Net sales into the channel grew modestly from prior year negatively impacted by shipment timing with the second quarter.
  Gross profit for the Coach brand totaled $667 million on both a non-GAAP and reported basis, while gross margin was 69.9%, pressured by about 110 basis points from currency.
  SG&A expenses totaled $523 million for the Coach brand on a non-GAAP basis, an increase of 1%. As a percentage of net sales, SG&A expenses totaled 54.8% on a non-GAAP basis. On a reported basis, SG&A expenses were $537 million and represented 56.3% of sales.
  Operating income for the Coach brand on a non-GAAP basis was $144 million, while operating margin was 15.1%. On a reported basis, operating income was $130 million for Coach, while operating margin was 13.6%.

Stuart Weitzman Third Quarter of 2016 Results:

  Net sales for the Stuart Weitzman brand totaled $79 million for the third fiscal quarter.
  Gross profit for the Stuart Weitzman brand totaled $46 million on both a non-GAAP and reported basis, resulting in a gross margin of 58.2%.
  SG&A expenses were $39 million for the Stuart Weitzman brand or 48.9% of sales on a non-GAAP basis and on a reported basis, $41 million, representing 52.3% of sales.
  Operating income for the Stuart Weitzman brand was $7 million representing an operating margin of 9.3% on a non-GAAP basis, and $5 million or 5.9% as reported.

During the third quarter of FY16, the company recorded charges of $9 million under its previously announced multi-year Transformation Plan. These charges consisted primarily of organizational efficiency costs and accelerated depreciation for store renovations. In addition, the company recorded costs of approximately $8 million associated with the acquisition of Stuart Weitzman (which primarily includes charges attributable to integration-related activities and contingent payments). These actions taken together increased the company’s SG&A expenses by about $17 million, negatively impacting net income by $12 million after tax or about $0.04 per diluted share in the third quarter.

The Company ended the third quarter of FY16 with inventory of $464 million including $27 million associated with Stuart Weitzman. This compared to ending inventory for the Coach brand of $457 million for the third quarter of FY15. Therefore, inventory rose 2% on a consolidated basis but declined 4% for the Coach brand.

Mr. Luis added, “We are encouraged by the momentum of the business we are driving across all of our regions. Most importantly, we are proud of the evolving perception of the Coach brand and Coach, Inc., as we move from a specialty retailer to a house of modern luxury brands. We are advancing our agenda to successfully connect our history and heritage as America’s original house of leather to the hip, cool Coach of today, bringing our loyalists with us and cultivating new fans along the way. We remain focused on elevating the brand through product that is covetable, stores that are sophisticated yet also warm and inviting, and marketing that resonates with consumers globally as authentic. As we’ve said in our heritage campaign, it’s not about being classic, it’s about being an original, which no other American brand in our space can claim.”

“In addition to our progress to date on brand transformation, the process improvement measures announced today will make us a more agile, focused and effective organization, which can better respond to rapidly changing global conditions, volatile tourist spending flows and a generally more competitive category, while also creating the flexibility to pursue our creative vision and drive growth across both of our brands.”

“We have a clear strategy and a proven track record of executing transformation. The turnaround that we’ve achieved to date underscores our confidence in driving sustainable and profitable growth for Coach, Inc., over the long term,” Mr. Luis concluded.

Fiscal Year 2016 Outlook:

The Company is maintaining its Fiscal 2016 constant currency revenue growth and margin guidance. Coach brand revenues for the year are still expected to increase by low-single digits in constant currency on a 52-week basis. Based on current exchange rates, foreign currency is expected to negatively impact overall Fiscal 2016 revenue growth by 225-250 basis points. Coach brand operating margin for Fiscal 2016 is still estimated to be in the mid-to-high teens with gross margin for the Coach brand projected to be in the range of last year’s margin of about 69½% on a constant currency basis, while negative foreign currency effects are projected to impact gross margin by 90-100 basis points. SG&A expenses for the brand are anticipated to rise at a low-single-digit rate in constant currency, while growth is expected to be roughly flat in dollars, including the expected small positive impact of savings related to the operational efficiency initiatives outlined above. Interest expense is expected to be in the area of $30 million for the year while the full year Fiscal 2016 tax rate is projected at about 28%.

This Fiscal 2016 guidance excludes expected pre-tax charges attributable to the Company’s previously announced Transformation Plan of around $50 million, Stuart Weitzman acquisition charges of around $30 million (which primarily includes the impact of contingent payments, integration-related activities and limited life purchase accounting), as well as the charges related to the operational efficiency initiatives as outlined above.

The Company is still forecasting revenue for the Stuart Weitzman brand to be in the area of $340 million on a reported dollar basis for Fiscal 2016, driving Coach, Inc. total revenue growth to high-single digits on a constant currency basis and adding about $0.12 to earnings per diluted share, excluding charges associated with financing, short-term purchase accounting adjustments and contingent payments, and integration costs. Overall, the Stuart Weitzman business is projected to negatively impact consolidated gross margin and operating margin by about 70 basis points and approximately 20 basis points, respectively. Therefore, taken together with its projection for the Coach brand, the Company is maintaining its operating income outlook for Coach, Inc. for Fiscal 2016.

The Company also notes that Fiscal 2016 will include a 53rd week in its fourth quarter, which is expected to contribute approximately $75-$80 million in incremental revenue and $0.06 in earnings per diluted share to Coach, Inc.

Conference Call Details:

Coach will host a conference call to review these results at 8:30 a.m. (ET) today, April 26, 2016. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 or 1-210-795-9977 and asking for the Coach earnings call led by Andrea Shaw Resnick, Global Head of Investor Relations and Corporate Communications. A telephone replay will be available starting at 12:00 p.m. (ET) today, for a period of five business days. The number to call is 1-866-352-7723 or 1-203-369-0080. A webcast replay of the earnings conference call will also be available for five business days on the Coach website.

The Company expects to report fourth quarter and full year financial results on Tuesday, August 9, 2016. To receive notification of future announcements, please register at www.coach.com/investors ("Subscribe to E-Mail Alerts").

Coach, Inc. is a leading New York design house of modern luxury accessories and lifestyle brands. The Coach brand was established in New York City in 1941, and has a rich heritage of pairing exceptional leathers and materials with innovative design. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. In 2015, Coach acquired Stuart Weitzman, a global leader in designer footwear, sold in more than 70 countries and through its website at www.stuartweitzman.com. Coach, Inc.'s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This information to be made available in this presentation may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Fiscal Year 2016 Outlook,” as well as statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," "anticipated," “moving,” “leveraging,” “targeting,” “on track to return,” “to achieve” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs and successfully execute our transformation and operational efficiency initiatives and growth strategies and our ability to achieve intended benefits, cost savings and synergies from acquisitions, etc. Please refer to Coach Inc.’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Nine Months Ended March 26, 2016 and March 28, 2015
(in millions, except per share data)

	(unaudited)
	QUARTER ENDED		NINE MONTHS ENDED
	March 26,	March 28,	March 26,	March 28,
	2016	2015	2016	2015

Net sales	$1,033.1	$929.3	$3,337.2	$3,187.5

Cost of sales	320.1	263.8	1,068.6	966.6

Gross profit	713.0	665.5	2,268.6	2,220.9

Selling, general and administrative expenses	578.7	541.5	1,731.9	1,641.7

Operating income	134.3	124.0	536.7	579.2

Interest (expense) income, net	(6.5)	(1.2)	(19.5)	(0.1)

Income before provision for income taxes	127.8	122.8	517.2	579.1

Provision for income taxes	15.3	34.7	138.2	188.4

Net Income	$112.5	$88.1	$379.0	$390.7

Net income per share:

Basic	$0.40	$0.32	$1.37	$1.42

Diluted	$0.40	$0.32	$1.36	$1.41

Shares used in computing
net income per share:

Basic	277.8	275.9	277.4	275.5

Diluted	279.5	277.4	278.7	276.8

COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Quarters Ended March 26, 2016 and March 28, 2015
(in millions, except per share data)
(unaudited)

	March 26, 2016
	GAAP Basis	Transformation and	Acquisition-Related	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Actions (1)	Costs (2)	Purchase Accounting (3)	(Excluding Items)

Gross profit	$713.0	$-	$-	$-	$713.0

Selling, general and administrative expenses	$578.7	$9.4	$7.8	$0.3	$561.2

Operating income	$134.3	$(9.4)	$(7.8)	$(0.3)	$151.8

Income before provision for income taxes	$127.8	$(9.4)	$(7.8)	$(0.3)	$145.3

Provision for income taxes	$15.3	$(3.0)	$(2.7)	$(0.2)	$21.2

Net income	$112.5	$(6.4)	$(5.1)	$(0.1)	$124.1

Diluted net income per share	$0.40	$(0.02)	$(0.02)	$-	$0.44

	March 28, 2015
	GAAP Basis	Transformation and	Acquisition-Related	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Actions (1)	Costs (2)	Purchase Accounting (3)	(Excluding Items)

Gross profit	$665.5	$-	$-	$-	$665.5

Selling, general and administrative expenses	$541.5	$22.5	$-	$-	$519.0

Operating income	$124.0	$(22.5)	$-	$-	$146.5

Income before provision for income taxes	$122.8	$(22.5)	$-	$-	$145.3

Provision for income taxes	$34.7	$(10.4)	$-	$-	$45.1

Net income	$88.1	$(12.1)	$-	$-	$100.2

Diluted net income per share	$0.32	$(0.04)	$-	$-	$0.36

(1) Amounts as of March 26, 2016 reflect Coach brand charges primarily related to organizational efficiency costs and accelerated depreciation as a result of store renovations. Amounts as of March 28, 2015 related to Coach brand accelerated depreciation and lease termination charges as a result of store updates and closures, and organizational efficiency charges.

(2) Primarily represents costs attributable to integration-related activities and contingent payments related to the acquisition of Stuart Weitzman Holdings LLC. $5.4 million of these SG&A expenses were recorded within the Coach brand, resulting in a $5.4 million decrease in operating income. $2.4 million of these SG&A expenses were recorded within the Stuart Weitzman segment, resulting in a $2.4 million decrease in operating income.

(3) Represents limited life purchase accounting impacts associated with Stuart Weitzman Holdings LLC, recorded within the Stuart Weitzman segment.

COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Nine Months Ended March 26, 2016 and March 28, 2015
(in millions, except per share data)
(unaudited)

	March 26, 2016
	GAAP Basis	Transformation and	Acquisition-Related	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Actions (1)	Costs (2)	Purchase Accounting (3)	(Excluding Items)

Gross profit	$2,268.6	$-	$-	$(0.9)	$2,269.5

Selling, general and administrative expenses	$1,731.9	$35.9	$22.2	$6.1	$1,667.7

Operating income	$536.7	$(35.9)	$(22.2)	$(7.0)	$601.8

Income before provision for income taxes	$517.2	$(35.9)	$(22.2)	$(7.0)	$582.3

Provision for income taxes	$138.2	$(9.0)	$(7.2)	$(2.3)	$156.7

Net income	$379.0	$(26.9)	$(15.0)	$(4.7)	$425.6

Diluted net income per share	$1.36	$(0.10)	$(0.05)	$(0.02)	$1.53

	March 28, 2015
	GAAP Basis	Transformation and	Acquisition-Related	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Actions (1)	Costs (2)	Purchase Accounting (3)	(Excluding Items)

Gross profit	$2,220.9	$(5.0)	$-	$-	$2,225.9

Selling, general and administrative expenses	$1,641.7	$74.7	$3.5	$-	$1,563.5

Operating income	$579.2	$(79.7)	$(3.5)	$-	$662.4

Income before provision for income taxes	$579.1	$(79.7)	$(3.5)	$-	$662.3

Provision for income taxes	$188.4	$(26.5)	$(1.2)	$-	$216.1

Net income	$390.7	$(53.2)	$(2.3)	$-	$446.2

Diluted net income per share	$1.41	$(0.19)	$(0.01)	$-	$1.61

(1) Amounts as of March 26, 2016 reflect Coach brand charges primarily related to organizational efficiency costs and accelerated depreciation as a result of store renovations. Amounts as of March 28, 2015 related to Coach brand accelerated depreciation and lease termination charges as a result of store updates and closures, organizational efficiency charges and charges related to the destruction of inventory.

(2) Amounts as of March 26, 2016 primarily represents cost attributable to integration-related activities and contingent payments related to the acquisition of Stuart Weitzman Holdings LLC. $15.2 million of these SG&A expenses were recorded within the Coach brand, resulting in a $15.2 million decrease in operating income. $7.0 million of these SG&A expenses were recorded within the Stuart Weitzman segment, resulting in a $7.0 million decrease in operating income. Amounts as of March 28, 2015 represent consulting and legal costs related to the acquisition of Stuart Weitzman Holdings LLC, and were recorded within the Coach brand.

(3) Represents limited life purchase accounting impacts associated with Stuart Weitzman Holdings LLC, primarily due to the amortization of the fair value of the order backlog asset and inventory step-up, all recorded within the Stuart Weitzman segment.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The financial information presented above, as well as gross margin, SG&A expense ratio, and operating margin, have been presented both including and excluding the effect of certain items related to our Transformation Plan and acquisition charges for Coach, Inc., as well as the Coach brand, which includes the Company’s North America and International segment, as well as Other and Corporate Unallocated results, and the Stuart Weitzman brand, which includes the Company’s Stuart Weitzman segment. Presenting the above financial information and certain metrics both including and excluding the impact of certain items will help investors and analysts to understand the year-over-year impact of these items on ongoing operations.

Percentage increases/decreases in net sales and direct sales for the Company’s North America segment and net sales for the Company, the Coach brand, the Company’s International segment, Coach China, Coach Japan and the Company’s remaining directly operated businesses in Asia have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. Guidance for certain financial information for the fiscal year ending July 2, 2016 has also been presented on a constant currency basis. Presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At March 26, 2016, June 27, 2015 and March 28, 2015
(in millions)
(unaudited)

	March 26,	June 27,	March 28,
	2016	2015	2015
ASSETS

Cash, cash equivalents and short-term investments	$1,282.4	$1,525.8	$2,021.2
Receivables	263.2	219.5	196.9
Inventories	464.1	485.1	456.9
Other current assets	255.4	276.1	223.0

Total current assets	2,265.1	2,506.5	2,898.0

Property and equipment, net	823.2	732.6	668.4
Other noncurrent assets	1,588.2	1,427.8	946.3

Total assets	$4,676.5	$4,666.9	$4,512.7

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$174.6	$222.8	$165.3
Accrued liabilities	541.9	600.6	518.2
Current debt	15.0	11.3	7.5

Total current liabilities	731.5	834.7	691.0

Long-term debt	868.5	879.1	889.2
Other liabilities	451.1	463.2	392.2

Stockholders' equity	2,625.4	2,489.9	2,540.3

Total liabilities and stockholders' equity	$4,676.5	$4,666.9	$4,512.7

COACH, INC.
Store Count
At December 26, 2015 and March 26, 2016
(unaudited)

	As of			As of
Directly-Operated Store Count:	December 26, 2015	Openings	(Closures)	March 26, 2016

Coach

North America	460	2	(16)	446

Japan	195	2	(1)	196

Greater China (PRC, Hong Kong & Macau)	181	4	(4)	181

Asia - Other	103	2	0	105

Europe	35	2	0	37

Stuart Weitzman

Global	60	1	0	61

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
Global Head of Investor Relations and Corporate Communications
or
Christina Colone, 212-946-7252
Director, Investor Relations